EXHIBIT 99.1
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                                                                        Contacts
                                                                       Lynn Amos
                                                                    704.587.8409
                                                                     Mark Hadley
                                                                    704.587.8886

                         Polypore Expands Asian Presence
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CHARLOTTE, N.C. - June 16, 2005 - Polypore, Inc. announces that it will further expand its presence and market capabilities in Asia, reflecting Polypore's commitment to support its customers and the industries in which it participates. In order to better accommodate customer growth and related demand for both lead-acid and lithium battery separators in the greater Asian market, Polypore will transfer certain assets from Europe and the United States to its facilities in Thailand and China. This opportunity for production realignment in its Energy Storage business demonstrates the Company's continual focus on driving improvement in all areas of its business.

This capacity realignment plan for its Energy Storage business includes the closure of the company's facility in Feistritz, Austria, the downsizing of its Norderstedt, Germany facility and the relocation of certain assets from these two plants to the Company's facilities in Prachinburi, Thailand. Additionally, certain finishing equipment from the Company's facility in Charlotte, North Carolina will be relocated to its facility in Shanghai, China, while maintaining the Charlotte-based finishing operation in support of its customer base in North America and Europe.

"The focus at Polypore is on continual improvement in all facets of our business. Through these efforts, we have increased our capacity in Europe and North America. As a result, we are able to relocate some of our production assets to the high growth regions of Asia and enhance our ability to serve this vital region, without sacrificing our ability to support customers in Europe and other regions around the World. We believe this move will better position the company to benefit from the growth in Asia by keeping capacity and inventory close to the customer and allowing us to be more responsive to their needs," commented Frank Nasisi, President and Chief Executive Officer of Polypore, Inc.

On June 15th, the company completed a technical amendment to its credit agreement to provide certain definitional changes to accommodate the asset relocations envisioned in this project. Details of the amendment are available on form 8-K which will be filed shortly with the Securities and Exchange Commission.

Polypore, Inc., a wholly owned subsidiary of Polypore International, Inc., is a growing worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore's products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Truly a global provider, Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore's corporate offices are located in Charlotte, NC.